Exhibit 10.2

FIRST AGREEMENT TO MODIFY LOAN DOCUMENTS

THIS FIRST AGREEMENT TO MODIFY LOAN DOCUMENTS (“Agreement”), dated as of December 21, 2012, by and between CALIFORNIA BANK & TRUST, a California banking corporation (“Lender”), and TRI POINTE HOMES, LLC, a Delaware limited liability company (“Borrower”), is made with reference to the following facts:

RECITALS

A. Lender and Borrower previously entered into that certain Amended and Restated Revolving Line of Credit Loan Agreement (Borrowing Base) dated as of May 29, 2012 (as the same has been or may be amended from time to time, “Loan Agreement”), whereby Lender has extended to Borrower a loan in the maximum principal amount of Twenty Million Dollars ($20,000,000.00), for the purpose of providing Borrower with funds for the development of residential lots, the construction of existing and future residential home projects within the state of California (individually, a “Qualified Project”, collectively “Qualified Projects”), and the issuance of letters of credit for the payment of costs incurred or associated with said projects (as the same has been and may be amended from time to time, “Loan”).

B. The Loan is evidenced by that certain Amended and Restated Construction Loan Promissory Note (Construction Revolving Line of Credit) dated as of May 29, 2012, in the original face amount of Twenty Million Dollars ($20,000,000.00) (as the same has been or may be amended from time to time, “Note”), in the amount of the Loan.

C. As Qualified Projects are admitted into the Loan, as provided in the Loan Agreement, Borrower’s obligations under the Loan shall be secured by, among other things, each and every “Deed of Trust” and certain other “Security Documents” (both as defined in the Loan Agreement) pursuant to which Borrower shall grant to Lender a first and prior lien on and security interest in all the real and personal property comprising each said Qualified Project.

D. All of the documents evidencing or relating to the Loan, including without limitation the documents evidencing and relating to the modifications to the Loan set forth in this Agreement, collectively shall be referred to as the “Loan Documents.” All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

E. Borrower has requested that Lender modify certain terms and conditions of the Loan Documents.

F. Lender is willing to consent to the modifications of the Loan Agreement set forth herein subject to the conditions set forth below and in the (i) First Amendment to Deed of Trust (Civita), (ii) Second Amendment to Deed of Trust (Los Arboles), (iii) Second Amendment to

Deed of Trust (River Walk), (iv) Second Amendment to Deed of Trust (Tamarind), (v) Second Amendment to Deed of Trust (Candera), all of even date herewith (collectively, “Recorded Amendments”). The date on which all of the conditions set forth herein are satisfied and the Recorded Amendments are recorded in the Official Records of each applicable County in which the underlying Deed of Trust is recorded, shall be referred to as the “Modification Closing Date.”

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2. Modification of the Loan Amount.

2.1 Increase in the Amount of the Loan. From and after the Modification Closing Date, the amount of the Loan is increased from the current maximum principal amount of Twenty Million Dollars ($20,000,000.00) to Thirty Million Dollars ($30,000,000.00) (“New Loan Amount”). All references in the Loan Documents to the amount of the Loan shall be revised to refer to the New Loan Amount set forth herein.

2.2.Increase in the Amount of the Original Note. As a result of the increase in the amount of the Loan, from and after the Modification Closing Date, the face amount of the Note shall be increased from the maximum principal amount of Twenty Million Dollars ($20,000,000.00) to the New Loan Amount of Thirty Million Dollars ($30,000,000.00). All references in the Loan Documents to the face amount of the Note shall be revised to refer to the New Loan Amount set forth herein.

3. Modification Of Definitions. The following definitions are deleted in its entirety and replaced with the following or added to the Loan Agreement

3.1 The definition of “Commitment Amount” (as defined in the Loan Agreement) shall be revised as follows:

“Commitment Amount” means (a) during the Initial Line Period, the sum of Thirty Million Dollars ($30,000,000.00), and (b) during the Reduction Period, beginning upon the last day of the first Calendar Quarter following the Initial Line Maturity Date, and on or prior to the last day of each Calendar Quarter thereafter during the Reduction Period, the Commitment Amount shall be reduced in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (each, “Reduced Commitment Amount”), until the fourth Calendar Quarter at which time the Commitment Amount shall be reduced to zero:

Date	Reduced Commitment Amount
Initial Line Maturity Date	$30,000,000.00
End of First Calendar Quarter	$22,500,000.00
End of Second Calendar Quarter	$15,000,000.00
End of Third Calendar Quarter	$7,500,000.00
End of Fourth Calendar Quarter	$0.00

3.2 Subsections (b) and (c) of the definition of “Maximum Aggregate Loan Allocation(s)” (as defined in the Loan Agreement) shall be amended as follows:

(b) With respect to all Lots to be included in the Borrowing Base, (“Lot Concentration Limitation”):

(1) For all Qualified Projects financed hereunder, the aggregate Loan Allocations for all Lots Under Development and Developed Lots for all said Qualified Projects (whether Advances have been made and/or have been committed but have not yet advanced) shall not exceed twenty-five percent (40%) of the Commitment Amount (i.e., $12,000,000.00 in the aggregate); and/or

(2) For each and every Qualified Project financed hereunder, the total number of Lots Under Development and Developed Lots shall not exceed the lesser of: (A) twenty-four (24) months’ appraised absorption per Qualified Project; or (B) twenty-four (24) months’ actual absorption per Project, as determined by Lender from time to time based upon the actual prior three-month Home sales average for said Qualified Project.

(c) With respect to all Spec Homes to be included in the Borrowing Base (“Spec Home Concentration Limitation”):

(1) For all Qualified Projects financed hereunder, the aggregate Loan Allocations for all Spec Homes for all said Projects (whether Advances have been made and/or have been committed but have not yet advanced) shall not exceed thirty percent (30%) of the Commitment Amount (i.e., $9,000,000.00 in the aggregate); and/or

(2) For each and every Qualified Project financed hereunder, the total number of Spec Homes shall not exceed the lesser of: (A) twelve (12) Spec Homes for the subject Project; (B) four (4) months’ appraised absorption for the subject Project; or (C) four (4) months’ actual absorption for the subject Project, as determined by Lender from time to time based upon the actual prior three-month Home sales average for said Qualified Project.

4. Modification of Floor Interest Rate. From and after the Modification Closing Date the “Floor Interest Rate” (as defined in the Note) shall decrease from the rate of five and one-half percent (5.50%) per annum, to five percent (5.00%) per annum.

5. Modification of the Financial Covenants. The financial covenants set forth in Section 6.15 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

6.15 Financial Covenants. Financial covenants described in this Section 6.15, together with all other financial covenants and restrictions set forth in this Agreement shall be monitored quarterly by Lender upon receipt of the financial statements to be provided hereunder.

Covenant Party	Covenant Type	Covenant Requirement
Borrower	Maximum Total Liabilities-to-Tangible Net Worth Ratio	Not in excess of 1.5:1.0

Borrower	Minimum Tangible Net Worth	Not less than the sum of $15,000,000.00 plus 50% of all annual Net Income hereafter realized plus 50% of additional future Capital Contributions plus 50% of net cash proceeds from any equity offerings in Borrower

Borrower	Minimum Liquidity	Not less than the greater of (i) $5,000,000.00 or (ii) 10% of Total Liabilities

6.15.1 No Other Debt. Except as approved by Lender, there shall be no third party Debt on the Property or in any Qualified Project, other than trade debt. Lender shall have the right, but not the obligation, to declare a default under the Loan if there are any material uncured monetary or non-monetary defaults on any and all trade debt obligations (including without limitation any other loans by Lender) of Borrower, which in Lender’s reasonable judgment will materially impair the ability of Borrower to perform under the terms of this Agreement, the Note or the Security Documents.

6.15.2 No Other Loan Defaults. Borrower shall not be in default under any “Other Loan.” For purposes of this Section 6.15.2, an “Other Loan” shall mean any loan by Lender, or any affiliate or subsidiary of Lender, that is made to Borrower. It is the expressed intent of Borrower to cross-default this Loan with any Other Loan, such that (a) any Event of Default under this Loan shall constitute a default under each and every Other Loan, and (b) any default under each and every Other Loan shall constitute an Event of Default under this Loan.”

6. Candera Homes. In relation to the Qualified Projects entered into the Loan as of the Modification Closing Date, subsection (d) of the definition of “Maximum Aggregate Loan Allocation(s)” (as defined in the Loan Agreement) shall be deleted and replaced with the following new provision:

(d) With respect to the total number of all Homes to be included in the Borrowing Base, (“Home Concentration Limitation”):

(1) For each and every Qualified Project financed hereunder, the total number of Homes shall not exceed the lesser of: (A) nine (9) months’ appraised absorption per Project, or (B) nine (9) months’ actual absorption per Project, as determined by Lender from time to time based upon the actual prior three-month Home sales average for said Project; provided, however, that for only the Qualified Project commonly referred to by the parties hereto as “Candera”, and for no other current Qualified Project or any Future Project, the maximum Home Concentration Limitation shall be increased to a maximum of thirty-two (32) Homes unless and until from and after the Modification Closing Date the Candera Project is either reappraised and a new appraised absorption amount is determined as provided herein and/or the actual absorption rate decreases below the actual absorption as of the date hereof.

7. Letter of Credit Line. The following definitions related to the “Letter of Credit Line” (as defined in the Loan Agreement) shall be deleted in their entirety and replaced by the following new definitions:

“Letter of Credit Line” shall mean that certain line of credit to be provided under the Loan for the purposes set forth in Section 2.3 of this Agreement, which line of credit shall not exceed at any time the sum of Three Million Dollars ($3,000,000.00) (“LOC Total Commitment Amount”). The Letter of Credit Line shall be a revolving line of credit. Prior to the Maturity Date, the Letter of Credit Line may be drawn, repaid and drawn again through individual Advances in repetition, subject to the limitations herein, so long as:

(1) The sum of (a) the amounts outstanding on the Letter of Credit Line, and (b) the cumulative Letter of Credit Line amounts that are committed but not yet advanced on the Letter of Credit Line, never exceed the LOC Total Commitment Amount; and

(2) The sum of (a) the amounts outstanding on the Loan, and (b) the cumulative Loan amounts that are committed but not yet advanced on the Loan, never exceed the Commitment Amount; and

(3) No Event of Default has occurred and is continuing.

Upon the Maturity Date, if the Loan is not renewed as provided herein, all amounts outstanding on the Letter of Credit Line shall be repaid during the Reduction Period as set forth herein.

“LOC Maximum Commitment Amount” shall mean the amount committed under each Letter of Credit, which sum shall not exceed the sum equal to (a) the lesser of (i) Three Million Dollars ($3,000,000.00) or (ii) ten percent (10%) of the then applicable Commitment Amount, less (b) any outstanding committed portion of the Letter of Credit Line that Borrower has requested and Lender has approved in its discretion be available for disbursement under the Loan.

“LOC Total Commitment Amount” shall mean the sum of all amounts committed under any Letters of Credit issued hereunder plus all Letter of Credit Advances in the aggregate, which sum shall not exceed Three Million Dollars ($3,000,000.00).

8. Conditions Precedent. In no event shall Lender have any obligation to close this transaction unless and until all of the following conditions are satisfied:

8.1 No Defaults. There shall be no: (a) uncured, material default hereunder or under the Loan Documents, (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any manner, and (c) event currently existing which, with the passage of time, will result in a material default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

8.2 No Financial Change. There has been no material adverse change in the financial condition of Borrower since the closing of the Loan.

8.3 Payment of Lender’s Costs. Borrower shall pay all of Lender’s actual out-of-pocket costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan Documents described herein, including without limitation all attorneys’ fees and other closing fees and costs.

8.4 Additional Documents. Lender shall have received all additional documents executed by Borrower as required by Lender in connection with this Agreement.

8.5 Title Endorsement. Issuance to Lender of a CLTA Form 110.5(e) endorsement (or any substantially equivalent endorsement(s) as reasonably approved by Lender) to its ALTA Lender’s Title Policy for the Deed of Trust in form satisfactory to Lender and insuring the continued first lien priority of the Deed of Trust, except as such exceptions as may be approved by Lender in its sole discretion.

9. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

9.1 No Default. No Event of Default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an Event of Default under any of the Loan Documents.

9.2 Representations and Warranties. As of the date hereof, all of the warranties and representations contained in all of the Loan Documents remain true, correct, complete and accurate.

9.3 No Claims or Defenses. As of the date hereof, Borrower has no claims against Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

9.4 Satisfaction of Conditions. All of the conditions precedent set forth in this Agreement have been fully satisfied.

9.5 No New Liens. Borrower has granted no liens upon the Property or security interests in the collateral described in the Loan Documents, except for the liens and security interests granted in favor of Lender.

10. Further Assurances. Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Lender deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Lender’s rights under this Agreement and the other Loan Documents.

11. Integration. All rights, remedies, powers and interest provided for Lender herein are in addition to the rights, remedies, powers and interests provided for Lender in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof. If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

12. Entire Agreement; Amendments. This Agreement and the other Loan Documents contain the entire agreement between Borrower and Lender with respect to the Loan Documents, and all prior negotiations, commitments, understandings and agreements are superseded by this Agreement and the Loan Documents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing shall be effective unless in writing and signed by Lender and Borrower, and then only in the specific instance and for the specific purpose given.

13. Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws principles.

14. Section Headings. The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

15. Attorneys’ Fees. If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

16. Binding Effect. This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, or heirs and personal representatives, as applicable.

17. Severability of Provisions. No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

18. Miscellaneous. No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents. A reference to the Loan Documents shall be deemed a reference to such document as modified hereby.

19. No Commitment. The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Lender to modify, amend, extend or otherwise alter the Loan Documents. Lender shall be under no obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Lender fully executed by Borrower, and unless this Agreement is actually executed by Lender and delivered to Borrower.

20. No Other Amendments. Except as expressly amended herein, the Loan Agreement, Note, Environmental Indemnity, any subordination agreement and all of the other Loan Documents remain unmodified and in full force and effect.

21. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by Borrower and Lender as of the date first above written.

BORROWER: TRI POINTE HOMES, LLC, a Delaware limited liability company

By:	/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Chief Executive Officer

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Chief Financial Officer

LENDER: CALIFORNIA BANK & TRUST, a California banking corporation

By:	/s/ Stefanus Junus
Name:	Stefanus Junus
Title:	Vice President